Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 2, 2015, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Allscripts Healthcare Solutions, Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Allscripts Healthcare Solutions, Inc. on Forms S-8 (File No. 333-37238, File No. 333-90129, File No. 333-104416, File No. 333-59212, File No. 333-135282, File No. 333-141600, File No. 333-154775, File No. 333-167846, File No. 333-175053, File No. 333-175819, File No. 333-188902, and File No. 333-196415 and on Form S-3 (File No. 333-188901).

/s/ GRANT THORNTON LLP

Raleigh, North Carolina
March 2, 2015